SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):                   May 21, 1999

                      SOUTHERN PACIFIC FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)

             California                  1-11785                  33-0636924
     (State or other jurisdiction    Commission File No.)       (IRS Employer
           of incorporation)                                 Identification No.)

One Centerpointe Drive, Suite 551
Lake Oswego, Oregon                                                 97035
(Address of principal executive offices)                          (Zip Code)

                                 (503) 684-6316
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         Southern Pacific Funding Corporation (the "Company"), a debtor in possession under Chapter 11 of the Bankruptcy Code, held an auction process on Friday, May 21, 1999, between two competing bidders, as a result of which it has agreed to improved terms for the acquisition of the Company and certain assets of the Company by The Goldman Sachs Group, Inc., and its affiliates ("Goldman Sachs"). The cash portion of the sales price to be paid by Goldman Sachs increased to approximately $38.75 million from $35.0 million. The balance of the sales price is represented by the right to receive a percentage of the cash flows from certain financial assets, which include subordinated interest only and residual certificates representing interests in the Company's mortgage loan pool securitization trusts, the right to prepayment income from the trusts and mortgage loan servicing rights.

         Prior to the sale of the Company to Goldman Sachs, certain remaining assets will be distributed to a liquidating trust (the "Liquidating Trust") established for the benefit of the Company's creditors. The agreement to share the cash flow will be in the form of an instrument given by the reorganized Company to the Liquidating Trust, pursuant to which funds will be distributed to the Liquidating Trust. The Liquidating Trust will be responsible for making distributions to creditors.

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         The Company has also filed its first amended plan of reorganization and disclosure statement dated May 27, 1999, with the Bankruptcy Court. The plan and disclosure statement describe, among other things, the terms of the proposed sale transaction with Goldman Sachs and the projected distribution amounts to various classes of the Company's creditors. A hearing on the adequacy of the disclosure statement will be held on June 1, 1999, with distribution of copies of the plan of reorganization and disclosure statement to the Company's creditors and equity holders to occur promptly after approval of the disclosure statement. Copies of the plan of reorganization and disclosure statement are available on the Company's website at www.sp-funding.com.

         Final consummation of the sale transaction with Goldman Sachs is subject to confirmation of the Company's plan of reorganization by the Bankruptcy Court. The hearing on confirmation on the plan is currently scheduled for July 7, 1999. The transaction presently is expected to close on or before July 31, 1999.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            SOUTHERN PACIFIC FUNDING CORPORATION



Dated:  May 28, 1999                        By:     /S/ Timothy Breedlove
                                            Name:   Timothy Breedlove
                                            Title:  Chief Financial Officer